Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Flutter Entertainment plc

(Exact name of Registrant as Specified in its Charter)

Type 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price per Unit(5)	Maximum Aggregate Offering Price(5)	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, nominal value of €0.09 per share	Rule 457(c) and Rule 457(h)	6,750,000(2)	$246.15	$1,661,512,500	0.00015310	$254,377.56

Equity	Ordinary Shares, nominal value of €0.09 per share	Rule 457(c) and Rule 457(h)	3,000,000(3)	$246.15	$738,450,000	0.00015310	$113,056.70

Equity	Ordinary Shares, nominal value of €0.09 per share	Rule 457(c) and Rule 457(h)	3,000,000(4)	$246.15	$738,450,000	0.00015310	$113,056.70

Total Offering Amounts					$3,138,412,500		$480,490.96

Total Fee Offsets							—

Net Fee Due							$480,490.96

(1)

The amount being registered includes an indeterminate number of additional Ordinary Shares that may be issued upon any share split, share dividend, recapitalization or other similar transaction in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Covers Ordinary Shares issuable under the Flutter Entertainment plc Amended and Restated 2024 Omnibus Equity Incentive Plan.
(3)	Covers Ordinary Shares issuable under the Flutter Entertainment plc 2025 Employee Share Purchase Plan.
(4)	Covers Ordinary Shares issuable under the Flutter Entertainment plc Sharesave Scheme (as amended and restated).
(5)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of $246.15, the average of the high and low price per Ordinary Share on the New York Stock Exchange on June 2, 2025.